Exhibit 4(d)

PRIVATE LABEL PROGRAM AGREEMENT

between

DE LAGE LANDEN INTERNATIONAL B.V.

and

OCÉ N.V.

* THIS AGREEMENT HAS BEEN MODIFIED. MATERIAL HAS BEEN OMITTED FROM THIS AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED SEPARATELY WITH THE OFFICE OF THE SECRETARY OF THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE TOTAL NUMBER OF OMITTED PAGES IS EIGHTY-FIVE PAGES.

Place: Eindhoven/Venlo

Date: November 2002

INDEX

4

THE PLPA	5

ARTICLE 1—INTERPRETATION	5
Definitions	5
Interpretation	7
Annexes and Appendices	8

ARTICLE 2—THE PLPA	8
The scope of the PLPA	8
Territories	9

ARTICLE 3—ACCESSION AGREEMENTS	9

ARTICLE 4—PRIVATE LABEL	9

ARTICLE 5—FINANCIAL PRODUCTS/PROGRAMS, PRICING, DELIVERY, INVOICING AND PAYMENT	10
Financial products/programs	10
Pricing* Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Office of the Secretary of the U.S. Securities and Exchange Commission.	10
Delivery and acceptance	10
Transfer of title to the Equipment	10
Invoicing and Payment	10

ARTICLE 6—TERMINATION AND EXPIRY OF FSC'S	11

ARTICLE 7—REMARKETING ON BEHALF OF DLL	11

ARTICLE 8—OBLIGATIONS OF THE PARTIES AND THEIR AFFILIATES	12
Funding	13
@-Once	13
Océ's right to use @-once	13
@-once updates, upgrades etc.	13
Annual certified confirmation by DLLI	13

ARTICLE 9—BUSINESS REVIEW AND ACCOUNT MANAGEMENT	14

ARTICLE 10—DURATION	15

ARTICLE 11—EARLY TERMINATION	15
Early Termination	15
Material default	16
Orderly rundown	16
Mitigation of damage and losses	16
Surviving clauses	16

ARTICLE 12—SUPPORT BY THE PARTIES	17

ARTICLE 13—MISCELLANEOUS	18
Guarantee and indemnification's	18

ARTICLE 14—ANNOUNCEMENTS AND CONFIDENTIALITY	19
Public announcement	19
Confidentiality	19
Assignment	20
Amendments and waivers	20
Entire agreement	20
Governing law	20

Disputes	20

ANNEX 1: Financial Products, Programs, Equipment, Non-Equipment* This Annex has been omitted pursuant to a request for confidential treatment and has been filed separately with the office of the Secretary of the U.S. Securities and Exchange Commission.	22
Financial Products	22
Lease Programs	22
Billing programs	22
Upgrade programs	22

ANNEX 2—Service Level Agreement (template)* This Annex has been omitted pursuant to a request for confidential treatment and has been filed separately with the office of the Secretary of the U.S. Securities and Exchange Commission.	33
Appendix 1 to the SLA: Process Description	33
Appendix 2 to the SLA: Access System Agreement (DRAFT ONLY)	47

ANNEX 3—Risk Management Policy* This Annex has been omitted pursuant to a request for confidential treatment and has been filed separately with the office of the Secretary of the U.S. Securities and Exchange Commission.	52

ANNEX 4—Accession Agreement* This Annex has been omitted pursuant to a request for confidential treatment and has been filed separately with the office of the Secretary of the U.S. Securities and Exchange Commission.	97

ANNEX 5—Operational Guarantees* This Annex has been omitted pursuant to a request for confidential treatment and has been filed separately with the office of the Secretary of the U.S. Securities and Exchange Commission.	99

ANNEX 6—Management information Océ* This Annex has been omitted pursuant to a request for confidential treatment and has been filed separately with the office of the Secretary of the U.S. Securities and Exchange Commission.	101

ANNEX 7—Pricing Grid* This Annex has been omitted pursuant to a request for confidential treatment and has been filed separately with the office of the Secretary of the U.S. Securities and Exchange Commission.	102

ANNEX 8—Protocol migration existing portfolio* This Annex has been omitted pursuant to a request for confidential treatment and has been filed separately with the office of the Secretary of the U.S. Securities and Exchange Commission.	104
A) Method to be used to calculate the value of the lease portfolio	104
B) Structure	104
C) Timing	104
D) Conditions precedent	104

ANNEX 9—Payment structure* This Annex has been omitted pursuant to a request for confidential treatment and has been filed separately with the office of the Secretary of the U.S. Securities and Exchange Commission.	105

THE UNDERSIGNED:

1.	De Lage Landen International B.V., a private company with limited liability established under the laws of the Netherlands, whose corporate seat is at Eindhoven, The Netherlands, hereinafter referred to as “DLLI”;

2.	Océ N.V. a public company established under the laws of The Netherlands, whose corporate seat is at Venlo, The Netherlands, hereinafter referred to as “Océ”;

Hereinafter the parties 1 and 2 will be jointly referred to as “Parties” and severally as “Party”;

WHEREAS:

(A)	Océ NV and its subsidiaries are engaged in the engineering, manufacturing, sale, distribution, servicing and maintenance of certain copier, printing and IT-related products, worldwide;

(B)	DLLI is a major player engaged—worldwide—in asset financing and offering its services through its subsidiaries;

(C)	Parties have extensively discussed ways to achieve their mutual goals being the gain of incremental sales for Océ, by offering a finance package to support the sale of the equipment manufactured and/or distributed by Océ, thus bringing added value to the End-Users and allowing DLL to offer its financial services to the market via a strong partnership with Océ;

(D)	On December 12th 2001, DLLI and Océ NV have entered into the LOI to the extent that Parties declared their intention to achieve their mutual goals by means of a joint venture structure;

(E)	On May 31st 2002 DLLI and Océ NV have entered into the IVLAS setting out interim arrangements anticipating the envisaged co-operation by way of a corporate joint venture structure;

(F)	During the subsequent discussions and negotiations in order to come to a final joint-venture agreement Parties have gained new insights and experience and agreed that co-operation in the Agreed Territories will be structured in a Private Label Program under the terms and conditions as contained in this PLPA.

NOW HEREBY AGREE AS FOLLOWS:

THE PLPA

ARTICLE 1 – INTERPRETATION

Definitions

1.1	For the purpose of this Agreement the words and expressions herein below set forth shall have the following meaning:

Affiliate:

with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person; for the purpose hereof, a Person controls another Person if he has control in the meaning of Article 2:24a paragraph 1 of the Dutch Civil Code, which includes but is not limited to having the power (i) to control a majority of the voting rights in a general meeting of shareholders or partners, either directly or indirectly, or (ii) to appoint or dismiss more than half of the managing directors.

Accession Agreement	The agreement as referred to in art. 3.1 of which a template is attached to this PLPA as Annex 4.

Agreed territory:	Any or all of the following countries: United Kingdom and Ireland, France, Germany, The Netherlands, Belgium and Spain

Annex:	Any annex to this Agreement

@Once:

A web based sales tool developed and owned by DLL for which DLL registered the trademark @OnceFinance with the “Benelux Merkenbureau”, the use of which can be granted through inclusion in the SLA of a license agreement to an OCE Affiliate having entered into an Accession Agreement

Closing Date:	The day of signing of this Agreement.

Contract Rate:	The interest rate as applied in the FSC.

Cost of Funds:

Credit Risk:

The risk that an End User is not able to perform its financial obligations under an FSC always limited to amount financed and interest of the FSC. For sake of clarity, this excludes any amounts charged to the End User relating to service and maintenance performed and to be performed by Océ under the relevant SLA.

DLL:	DLLI and/or any of its Affiliates, as appropriate, unless explicitly stated otherwise.

End User:	The user of Equipment and as such party to a FSC.

Equipment:	New and used document processing equipment and pertaining accessories and software, and non-equipment to be financed by DLL in accordance with article 5.1 hereof and as further defined in Annex 1.

FSC:	The financial services contracts between a DLL Affiliate and an End User with respect to leasing of Equipment, entered into under this PLPA and as further defined in article 5 hereof.

International  Executive

Committee:	The committee, as appointed by the Parties, referred to in article 9 hereof.

IVLAS

The Interim Vendor Leasing Agreement dated May 31st 2002 and signed between Océ NV and De Lage Landen International BV and/or the Interim Vendor Leasing Agreement UK/Ireland dated 31st May 2002 signed between Océ (UK) Ltd, DLL (UK) Ltd, Océ Finance Ltd (a 100% Affiliate of DLL (UK) Ltd), Océ NV and De Lage Landen International BV and any subsequent extensions thereof;

License:	The license in respect of the Océ trademark and logo and intellectual property rights granted by Océ to DLL of even date hereof described in article 4 hereof.

LOI:	The letter of intent signed on December 12th 2001 between Océ NV and De Lage Landen International BV;

Non Equipment:	Items to be financed by DLL in accordance with article 5 hereof and as further defined in Annex 1.

Océ:	Océ and/or any of its Affiliates, as appropriate, unless explicitly stated otherwise.

Other

Specified Territory:	Italy, Switzerland, Poland, Brasil and Australia.

PLP:	The Private Label Program under this Agreement

PLPA:	This Private Label Program Agreement

Rights:

All national and international rights other than the trademarks wherever in the world, whether or not registered in a public register in the relevant country, which are required for the business of DLL and are owned or held by Océ or licensed to Océ by a third party.

RMP:	The risk management policy of which the initial version is attached in Annex 3 for information purposes only

Secret Information:	has the meaning given to it in article 14 hereof.

SLA::

Each or any service level agreement between a DLL Affiliate and an Océ Affiliate in an Agreed Territory under which the Océ Affiliate agrees to provide specified services on the basis set out in such agreement. A template of a SLA has been attached as Annex 2.

Interpretation

1.2	Upon signing and closing of this PLPA, this PLPA will replace the LOI. FSC’s entered into by Océ Finance Ltd and End-Users under the IVLAS will be governed by this PLPA, except where it relates to the pricing grid, as soon as the FSC’s are transferred from Océ Finance Ltd to DLL. Transfer of these FSC’s will take place as soon as possible.

1.3	In this PLPA unless the context otherwise requires or it is otherwise provided:

(a)	references to clauses, paragraphs, schedules and annexes are to be construed as references to clauses or paragraphs of schedules or annexes to this PLPA;

(b)	references to this PLPA or to any specified provision of this PLPA or any other document shall be construed as references to this PLPA, that provision or that document as from time to time amended, and/or supplemented;

(c)	references to any party to this PLPA or any other document or any person shall include reference to such party’s or person’s successors and permitted assigns;

(d)	references to a “person” shall include bodies corporate, partnerships, unincorporated associations, natural persons, sovereign states and agencies or executive bodies thereof (including governments);

(e)	a reference to an enactment is a reference to that enactment as already amended and includes a reference to any repealed enactment which it may re-enact, with or without amendment, and to any future re-enactment and/or amendment or consolidation of it;

(f)	references to the singular shall include the plural and vice versa;

(g)	references to “including” and “in particular” shall not be construed restrictively but shall mean “including, without limitation to the generality of the foregoing” and “in particular, but without limitation to the generality of the foregoing” respectively;

(h)	references to “law” shall include any present or future common law, statute, statutory instrument, treaty, regulation, directive, order, decree, other legislative measure, code, circular, notice, demand or injunction, including those with which it is customary for persons to whom it is directed to comply even if compliance is not mandatory;

(i)	references to one gender shall include all genders; and

(j)	headings are inserted for convenience only and shall be ignored in construing this PLPA.

(k)	English language words used in this PLPA intend to describe Dutch legal concepts only and the consequences of the use of those words in English law or any other foreign law shall be disregarded.

Annexes and Appendices

1.4	Any Annex and appendix referred to in this PLPA, forms an integral and inseparable part of this PLPA, with the exception of Annexes 2, 3, and 4, which annexes have been attached hereto for information purposes only.

1.5	Annex 3 is considered to be an initial policy document for DLL for which DLL reserves the right to modify it at any moment at her discretion, such modification not having any influence on the PLPA.

1.6	Annex 7 is considered to be an initial policy document for DLL for which DLL reserves the right to modify the Spread as referred to in Annex 7, such modification not having any influence on the PLPA other than the stipulation under article 14.3, with the understanding that the Spread as referred to in Annex 7 will not be modified by DLL during the first 12 (twelve) months after Closing Date.

ARTICLE 2 – THE PLPA

The scope of the PLPA

2.1	The Parties herewith enter into a PLPA operation by means of close co-operation in order to achieve mutual goals:
increase sales for Océ, by offering a finance package to support the sale of the Equipment and Non Equipment, by bringing added value to their End-Users; allowing DLL to offer its financial services to the End-Users via a close partnership with Océ (the “Private Label Program”).

DLL will not offer—under this Private Label Program—operational leases as defined under US GAAP and IAS. The Private Label Program will only be related to business-to-business financing.

2.2	The Parties will use their best endeavours to migrate the legal and beneficiary ownership of the existing portfolio of financial leases (thus including the Equipment) of the Océ Affiliates or Océ Leasing Companies to DLL in the Agreed Territories under final terms and conditions to be agreed uponThe migration and method of assessment of the lease portfolio will be done along agreed principles regarding, amongst other, assessment and valuation, legal instruments as further outlined in Annex 8 hereto. Notwithstanding the above, before signing of the Accession Agreement, Parties shall have consensus on the transfer of the lease-portfolio of the Océ Affiliate involved as well as on the financial consequences of such accession.

2.3	Consensus as referred to in article 2.2 will include, but not be limited to:method and timing of the transfer (or not) of the lease-portfolio to DLL; in light of EU directives 87/187, 98/50 and 2001/23 and pertaining local laws on the transfer of an undertaking, if and when such apply, the consequences for the Océ employees, the Océ Affiliate and the DLL Affiliate involved as well as the financial consequences thereof, in as far as these consequences deviate from the general indemnification given by Océ as referred to in article 13.1.

Territories

2.4	The PLPA will relate to the Agreed Territories. The Parties will agree upon an implementation/roll out scenario in respect of The Agreed Territories, subject to the advice of relevant workers councils or similar bodies, as and if applicable.

2.5	The Parties aim for the PLP to be ready for facilitating new business as soon as possible after Closing Date. Océ-Affiliates and DLL-Affiliates will liase and agree upon a commencement date, to be confirmed by Océ NV and DLLI.

2.6	Within two months from the Closing Date the parties will jointly perform a feasibility study in order to establish whether a co-operation in the Other Specified Territories is financially and commercially viable. Océ will during this feasibility study as indicated in this article with regard to the Other Specified Territories, not enter into or render their co-operation to any agreement with any third party similar to this PLPA until such feasibility study has been finalised and the conclusion is that there will be no co-operation.

2.7	If and when Océ intends to outsource its leasing activities in any other country than the Agreed Territories or the Other Specified Territories, including but not limited to the United States of America and Canada, Océ will timely invite DLL to make a detailed offer for co-operation.

ARTICLE 3 – ACCESSION AGREEMENTS

3.1	Before or at the start of the PLP’s business in a new Agreed Territory, the Océ Affiliate and the DLL Affiliate involved will enter into an agreement (“Accession Agreement”) by which they commit to adhere to the terms and conditions of this PLPA. The template of an Accession Agreement has been attached as Annex 4. Such Accession Agreements need to be approved and countersigned by the Parties.

3.2	An Accession Agreement may contain deviations from or supplements to the PLPA as the Parties may convene. Any deviation from or supplement to the PLPA, which has not been approved and counter-signed by the Parties, shall be considered null and void.

3.3	The Océ Affiliate which is party to an agreement of sale- and purchase of an existing leasing-portfolio will be required to represent and warrant that DLL acquiring such portfolio will obtain unencumbered legal title to the Equipment and End User contracts purchased by it.

ARTICLE 4 – PRIVATE LABEL

4.1	The Parties have agreed that this PLPA will be executed and marketed under the private label “Océ Finance” plus the name of the country involved. This means that invoices, agreements, letterhead and the like will display the Océ logo and will mention “Océ Finance [country].” as trading name licensed to DLL by Océ N.V. DLL will, prior to the use of above mentioned documents, ask for approval of Océ with respect to the format and lay out of the documents.

DLL is aware that the rights to the name Océ and the Océ logo belong to Océ, and that the name may only be used in the context and execution of the PLPA and Accession Agreements and as long as this PLPA and the Accession Agreements are in force, including the run down period following a termination.

Océ reserves the right to withdraw DLL’s license to use Océ’s tradenames and logos or make such subject to further terms and conditions, with immediate effect if and when DLL makes improper use thereof.

ARTICLE 5 – FINANCIAL PRODUCTS/PROGRAMS, PRICING, DELIVERY, INVOICING AND PAYMENT

Financial products/programs

5.1	DLL will offer financing products and programs to End-Users of the Equipment and Non Equipment, as further defined in Annex 1. In the Accession Agreements it may be agreed upon to in- or exclude one or more programs to be offered in the relevant Agreed Territory.

5.2	DLL will directly with End Users enter into a FSC with respect to leasing of Equipment and Non-Equipment.

The FSC will concern capital leases or other sales-type leases or direct financing leases as defined in SFAS 13 paragraphs 7-8 (as amended from time to time) and IAS 17 paragraphs 5-11, as further defined in Annex 1.The FSC may provide for service and maintenance of the Equipment and Non Equipment (“all-in contract”). In an “all-in contract” the service and maintenance will be provided under the SLA by the relevant Océ Affiliate on behalf of DLL to the End User.

5.3	Océ will not provide recourse for credit risk on the End-User contained in new or existing contracts, nor for economic risks related to the RV. Any and all credit enhancements must be arranged by, or on behalf of, the End-User.

DLL will upon credit acceptance assume the Credit Risk on the End-User under a new or – upon migration to DLL—existing FSC.

Pricing

5.4	*

* MATERIAL HAS BEEN OMITTED FROM THIS SECTION OF THE AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED SEPARATELY WITH THE OFFICE OF THE SECRETARY OF THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE NUMBER OF OMITTED PAGES IN THIS INSTANCE IS LESS THAN ONE PAGE.

Delivery and acceptance

5.5	The acceptance of the FSC and the equipment subject to it by the End-User is construed by the so-called “deemed acceptance” clause in the FSC with the End-User.

Transfer of title to the Equipment

5.6	Océ shall procure that full and unencumbered title to each item of Equipment, which has been sold to DLL and which will be the subject of the FSC between DLL and the End-User, shall pass to DLL upon delivery by Océ.

Invoicing and Payment

5.7	DLL will perform the invoicing, collection and dunning in relation to and in accordance with the FSC’s. DLL will expeditiously make relevant payments to the Océ Affiliate, as further defined in the Annex 9.

5.8	Service and maintenance of the Equipment and supply of Non Equipment will be provided on behalf of DLL by the Océ Affiliates under a SLA.

5.9	The terms and conditions of the FSC’s shall be defined by DLL.

ARTICLE 6 – TERMINATION AND EXPIRY OF FSC’S

6.1	At the expiration of the term of a FSC or at the earlier occurrence of an early termination by the End-User without at the same time entering into a new FSC or at the insolvency of an End-User and provided that title to the Equipment has not passed to the End-User, Océ shall have the first right of refusal, but not the obligation to purchase the Equipment—as is where is—at a price equal to the fair market value of the Equipment.

6.2	If an End-User wishes to terminate a FSC prematurely whilst entering at the same time into a new FSC with DLL, Océ shall have the first right of refusal, but not the obligation to purchase the FSC and/or the Equipment—as is where is—at a price equal to the fair market value of the FSC and/or the Equipment.

6.3	If an End-User wishes to terminate a FSC prematurely during a run-down period, Océ shall have the first right of refusal, but not the obligation to purchase the FSC and/or the Equipment—as is where is—at a price equal to the fair market value of the FSC and/or the Equipment.

6.4	In case of automatic extension of FSC’s with a maximum of one year, leaving unchanged the Equipment (incl. whole or part of the Non-Equipment) and the amount of the periodic payments, DLL will continue to invoice and collect. Lease payments received under such extension over and above the RV will be divided between DLL and Océ allowing for DLL a fair share for invoicing and collection services and Océ to receive fair value remuneration for the extensions of the software-licenses included. The remainder will be divided between DLL and Océ.

Disputes (as a result of non-performing of Equipment or Non Equipment)

6.5	If the End-User has not paid the leasing fee within sixty (60) days after due date for (alleged) cause of non-performance of the Equipment or Non-Equipment, DLL will at Océ’s request stall the dunning process and Océ is in such cases bound to: either (i) purchase the FSC at a price equal to the Net Outstanding increased with arrears and late charges, if any, or (ii) compensate DLL by means of cure-payments with a maximum of four (4) instalments or six (6) months (whichever covers the shortest period) which will include arrears and late charges (including interest), if any, or (iii) reimburse DLL for any reduction granted to the End-User in respect of its payment obligations under a FSC. If a solution with the End-User resulting in an explicit acceptance of delivery is not reached after a period of the mentioned 4 instalments or 6 months, or so much earlier as it is clear that such a situation will not be reached, then the dunning and collection procedures of DLL will resume. If and when in the ultimate event of litigation between DLL and the End-User, the competent court decides that the End-User was rightfully withholding monies for cause of non-performance of Equipment or Non-Equipment, then Océ will compensate DLL for losses and damages.

6.6	Payments received by DLL from the End-User whilst DLL also receiving cure payments from Océ these cure-payments will be remitted to Océ to the extent of the amount received over and above the amounts DLL is entitled to according the FSC.

ARTICLE 7 – REMARKETING ON BEHALF OF DLL

7.1	If and when Océ does not exercise its right of first refusal referred to under article 6.1, 6.2 and 6.3 hereof, then Océ will offer to use its best endeavours to remarket the Equipment for and on behalf of DLL. Such offer to remarket will include a written estimate, together with appropriate documentation relating thereto, of its reasonable and customary costs of repossession, repair, refurbishment (including software licenses and upgrades), storage, recertifying and remarketing and sales expenses and commission payments (“Out-Of-Pocket-Costs”). Based upon this offer and any subsequent discussions, DLL may give Océ instructions to remarket.

7.2	Océ shall have a one hundred and eighty (180) day period or such other period as Océ and DLL may agree from the date of the expiry or termination of the term of the FSC (such period being the “Remarketing Period”) in which it will remarket the Equipment on a non-discriminatory and best endeavours basis. In performing its remarketing responsibilities hereunder:

(a)	if so instructed in accordance with article 7.1 hereof, Océ will refurbish the Equipment and make available maintenance services (which shall include upgrading the Equipment with its most recent available upgrades to software and hardware where DLL considers it being economic to do so) applicable to its existing configuration, to DLL at no greater price than Océ would otherwise offer its most favoured End-Users and, at Océ’s sole discretion, market the Equipment to any subsequent purchaser or lessee of Equipment at Océ’s then current market prices.

(b)	Océ will warrant that the Equipment that is delivered to purchasers or lessees will be in good working order, condition and repair, conforming to specifications according to Océ’s current warranty policy (if any) for used or refurbished equipment and meets all applicable standards established by any applicable governmental entity. Océ shall not make any representation or warranty binding on DLL.

(c)	Océ will not agree to any sales price or lease payment structure nor will it approve any credit application to be financed by DLL without the prior written consent of DLL.

(d)	Océ shall take whatever steps are necessary, including assigning or licensing any software, to enable remarketing of the Equipment to a subsequent purchaser or lessee of such Equipment.

(e)	Océ may, with the prior written consent of DLL, appoint an agent to perform its obligations under this article 7, provided that such appointment shall not relieve Océ from its obligations to DLL under this article 7.

7.3	If Océ is able to sell the Equipment on behalf of DLL to a third party during the Remarketing Period, the remarketing proceeds will be distributed in the following manner:

In the event Océ is able to remarket the Equipment on behalf of DLL by way of DLL entering into a new FSC, the investment price will be considered to be the remarketing proceeds and distributed in the above mentioned manner.

7.4	If Océ is unable to remarket the Equipment during the Remarketing Period then, unless the Parties agree to extend the Remarketing Period, DLL may sell the Equipment for its own account. Any sale proceeds received by DLL from the sale of the Equipment will be distributed in the following manner:

ARTICLE 8 – OBLIGATIONS OF THE PARTIES AND THEIR AFFILIATES

Funding

8.1	The lease-portfolio will be funded by DLL in accordance with its funding policies

8.2	If and when DLL refuses an End-User or a FSC on the grounds of doing other business with that End-User, implying that that End-User has exceeded a total credit risk or on the grounds that the branch of industry in which such End-User is engaged may not be creditworthy, then DLL is entitled to act as a broker to find another financing company for that End-User or FSC, in which event DLL will remain the point of contact with Océ.

@-Once

8.3	The co-operation between the Parties is based on the premise that Océ will use DLL’s web-based sales tool @-Once. To that purpose Océ will enter into a separate license agreement related thereto, a template of which has been attached as appendix 2 to the SLA (Annex 2).

8.4	@-Once and its contents are owned by DLL, which retains the right to continue developing and modifying @-Once. DLL shall keep @-Once in operation during such times as agreed in the SLA. DLL will supply proper backup systems in case of any failure of @-Once.

8.5	DLL’ responsibility for providing compensation for faults or deficiencies in @-Once is limited to EURO per event. Such compensation for damage will only be paid if the damage can be shown to have been the result of carelessness on DLL’ part, and if Océ, acting in good faith was not able, within reason, to avoid said damage

8.6	DLL is obliged to make sure that codes and passwords are stored in a secure way, are kept confidential and that unauthorised persons are not granted access to them. DLL’ responsibility in this respect extends not only to their own personnel, but to subcontractors and other suppliers/consultants under their contract or in their employ.

Océ’s right to use @-once

8.7	Océ has the right to use @-Once only within the framework of the PLP, and in accordance with the instructions submitted and the authorisation granted.

8.8	Océ is responsible for providing the technical equipment required, i.e., the correct interface, etc., to be able to use @-Once’s functionality. Océ is obliged to make sure that codes and passwords are stored in a secure way, are kept confidential and that unauthorised persons are not granted access to them.

8.9	Océ´s responsibility in this respect extends not only to their own personnel, but to subcontractors and other suppliers/consultants under their contract or in their employ. Any reasonable suspicion of misuse on Océ’s part can cause Océ to be barred from using @-Once.

@-once updates, upgrades etc.

8.10	DLL will notify Océ on a continuous basis about modifications in @-Once’s functionality and revisions of the routines for its use. Océ will provide information to DLL about the employees who should be given authorisation, on Océ’s behalf, to use @-Once. DLL must be informed in good time of any changes in personnel or authorisations. Before submitting information to DLL about a new user, Océ must obtain the user’s consent to allow his/her name and organisational designation to be registered so that he/she may use @-Once.

Annual certified confirmation by DLLI

8.11	For the purpose of enabling Océ to comply with its statutory and/or regulatory reporting and disclosure obligations DLLI will:

-	before signing of each Accession Agreement, provide Océ NV with the most recent certified public financial statements of the DLL-Affiliate involved. If no such financial statements are available or are older than 1 (one) year, then DLLI will provide on a strictly confidential basis Océ and its external auditors with all information readily available within DLL to the extent necessary as determined by Océ and its external auditors. The above information will also contain DLL’s external auditor’s confirmation (the “Confirmation”) of the respective DLL Affiliate not qualifying as a ‘Special Purpose Entity’ under US-GAAP (Consolidation of Certain Special-Purpose Entities, an Interpretation of ARB 51.) and IAS but being a ‘Substantive Operating Entity’, whereby it will be understood that the Confirmation cannot be a substitute for any other procedure Océ NV or its external auditor may have to perform to assess that the DLL-Affiliate is a “Substantive Operating Entity”;

-	at the latest six months after closing of each financial year provide to Océ NV certified public financial statements of the DLL-affiliates involved;

-	each calender year allow and instruct its external auditor to reconfirm to Océ NV, at any date between December 1st of that year and January 10th of the next year, the Confirmation and that in the period between the balance sheet date of the latest available certified public financial statements and prior to November 30th of that calendar year, no material changes have taken place with regard to each of the DLL’s Affiliates party to an Accession Agreement in respect of their organisation, structure or business methods.

-	Allow and instruct its external auditor to co-operate with Océ’s external auditor to enable Océ NV’s external auditor to review KPMG working papers underlying their confirmation with the objective to enable Océ NV and its external auditor to independently form an opinion whether each DLL Affiliate being party to an accession agreement does not qualify as a ‘Special Purpose Entity’ under US-GAAP (Consolidation of Certain Special-Purpose Entities, an Interpretation of ARB 51.) and IAS;

-	if and immediately when foreseen or occurring, inform Océ NV about any change in DLL’s organisation, structure, business methods or otherwise, which might have implications for Océ’s statutory and US reporting or disclosure obligations.

DLL is entitled to charge Océ with the costs of the involvement of its external auditor with respect to activities related to this article.

ARTICLE 9 – BUSINESS REVIEW AND ACCOUNT MANAGEMENT

9.1	DLL and Océ N.V. will each appoint 3 employees who will jointly serve as the primary management contact between Océ N.V. and DLL under the PLPA (the “International Executive Committee” or “IEC”).

9.2	On local level DLL’s country managers and Océ’s representatives will meet in a “Business Review Meeting” as often as business requires to discuss operational, marketing, system, reporting and other operational issues.

To that purpose in each Agreed Territory the respective DLL Affiliate and Océ Affiliate will appoint a local program manager (“LPM”).

Business Review Meeting will be chaired by the DLL LPM.

9.3	The International Executive Committee and the Business Review Meeting will be charged with the regular and on-going monitoring and management of the relationship between the End-Users, Océ and DLL under the PLPA and any FSC, including compliance by the parties with the specific provisions of this PLPA and the Accession Agreements.

9.4	The International Executive Committee will meet at least 4 times a year.

9.5	Each Party will appoint an International Program Manager (“IPM”). The IPMs will operate as first points of contact with the International Executive Committee and they will liase and meet as often as business requires.

9.6	The Business Review Meeting will discuss guidelines for the work, make decisions regarding campaigns, identifying incentives, introducing new products, etc., but may not agree on any amendment of this PLPA or any Accession Agreement.

9.7	DLL will supply the local Business Review Meetings and the meetings of the International Executive Committee with regular and up to date management information in order to give these meetings a meaningful content.

9.8	As clarification it is hereby understood that new financial products (different from the Financial Products defined in Annex 1) offered to an Océ affiliate should need consultation with the International Executive Committee, prior to implementation.

International Executive Committee

9.9	As from the Closing Date the following persons will act as initial IEC members:

For Océ N.V.:

Messrs. Jan van den Belt, Willem Roos and Ward van den Dungen (also Océ’s IPM )

For DLL:. Messrs. Ab Gillhaus, Leo van den Dungen and René van Rooij. IPM [to be nominated as soon as possible but not later than 2 months after Closing Date]

ARTICLE 10 – DURATION

10.1	This PLPA will come into force on the date hereof (“Closing Date”) and will be valid until terminated or amended with 12 month’s prior written notice. Such notice may not be given within 48 (forty-eight) months after Closing Date, this leading to an initial fixed term of this PLPA of 5 (five) years hereinafter referred to as the “Initial Period”.

10.2	A Party may give notice for one or more Accession Agreements or for this PLPA. If a Party gives notice for the PLPA, such notice and subsequent termination will be effective against all Parties and will include the entire PLPA and all pertaining Accession Agreements.

Notice given for one Accession Agreement does not affect the other Accession Agreements.

10.3	In the event of termination the following may occur:

-	Extension on revised conditions as agreed by both Parties; or,

-	Orderly run-down of the portfolio;

-	the Parties agree on DLL transferring the FSC’s and the underlying Equipment and Non- Equipment to Océ.

10.4	Within 120 calendar days after the date that notice has been given, the Parties shall have reached agreement on which of the above alternatives shall apply. If such agreement may not have been reached, or as soon as Parties have agreed to do so, the portfolios under each Accession Agreement will be orderly run down.

ARTICLE 11 – EARLY TERMINATION

Early Termination

11.1	Notwithstanding anything contained in article 10.1, early termination of the Accession Agreement respectively the PLPA may occur in any one of the following events:

(i) as defined under articles 11.2, 11.3, 11.4, 12.2 and 12.5;

(ii) Material default of any of the Parties (“toerekenbare tekortkoming, waardoor van de andere partij in redelijkheid niet langer gevergd kan worden deze overeenkomst te continueren”);

(iii) Océ withdrawing—during the Initial Period—DLL’s first right of refusal in respect of FSC’s, as further outlined in article 14.3. In such case DLL may give Océ 12-month notice of termination. Article 10.2—10.3 will apply.

11.2	In the event that during the term of this PLPA either (i) DLL or any of the DLL Affiliates party to an Accession Agreement finds itself in a restructuring or chooses to restructure itself, which restructuring has implications for Océ’s reporting or disclosure obligations with regard to this PLPA, or (ii) generally accepted accounting principles relevant for Océ change Océ’s reporting or disclosure obligations with regard to this PLPA, or (iii) information provided to Océ by DLL or its external auditors under article 8.11 has implications for Océ’s reporting or disclosure obligations, then the Parties will renegotiate the terms and conditions of the PLPA.

It is Océ’s sole discretion to assess, which assessment requires written confirmation of Océ’s external auditor, whether or not events indicated herein may have implications for Océ’s reporting or disclosure obligations.

If these negotiations do not lead to a satisfactory result within 90 days after commencement of the renegotiations then the parts of the PLP concerned will be terminated by way of a transfer of the FSC’s at fair terms and conditions to be stipulated by an independent professional 3rd party to be appointed by the Parties.

11.3	In the event that Parties are compelled to cease or amend this PLPA, or any Accession Agreement thereunder, by a binding, non-appealable decision of a national or Supranational antitrust authority or by a non-appealable court order rendered on the request of a third party, Parties shall negotiate in good faith to amend the part of the PLPA concerned, to meet such a decision or order. If these negotiations do not lead to a satisfactory result within 90 days after commencement thereof and article 10.2-10.3 will apply.

11.4	Change of Control in respect of one of the Parties will be considered an early termination event if and when such will have a material adverse effect on the business of the other Party and/or the PLPA, such to be decided at the sole discretion of that other Party, and communicated to the other Party within 90 days after the occurrence of the Change of Control. The Accession Agreements and—if applicable—this PLPA as a result of Change of Control may be terminated with a notice period of 90 days and art. 10.2 -10.3 will apply.

Material default

11.5	In the event of material default of either Party as indicated under article 11.1 (ii) hereof having being determined by means of an non-appealable court order or an agreement between the Parties, termination of the Accession Agreements and—if applicable—this PLPA can be terminated with observance of a notice period of 90 days and art 10.2-10.3 will apply.

Orderly rundown

11.6	Until the last FSC of a portfolio in an orderly rundown has expired or has been terminated, the DLL and Océ Affiliates involved will continue their support services under the SLA, at the same terms and conditions.

Mitigation of damage and losses

11.7	Either Party will exercise due influence to mitigate damages or losses of the other Party.

Surviving clauses

11.8	The provisions of this PLPA will remain in force until the moment on which all of the FSC’s have been expired or transferred to Océ.

The provisions of Article 14.2 (confidentiality) will continue to apply for a further period of two years after the moment indicated here above.

ARTICLE 12 – SUPPORT BY THE PARTIES

12.1	The Parties will procure—in their capacity as ultimate shareholder—that their Affiliates will abide to and comply with the terms and conditions of this PLPA and the Accession Agreement to which such Affiliate is a party.

12.2	Océ-Technologies BV and Océ Printing Systems GmbH, being the two manufacturing companies will guarantee obligations of Océ towards DLL. The guarantee has been attached hereto as Annex 5.

At the latest six months after closing of every financial year i) Océ Interholdings BV, being 100% shareholder of Océ-Technologies BV (and having issued an article 2:403 BW declaration) and ii) Océ Printing Systems GmbH will provide to DLL their annual accounts, certified by external auditors. Océ will inform DLL timely if Océ Interholdings has the intention to withdraw the article 2:403 BW declaration. Océ-Technologies BV will then provide instantly to DLL their accounts and further at the latest six months after closing of every financial year to DLL their annual accounts, certified by external auditors,

Océ N.V. declares that it presently has no intention of (i) decreasing/disposing its interest in or (ii) withdrawing support from Océ-Technologies BV and Océ Printing Systems GmbH. If Océ’s intentions as mentioned in the previous sentence change, then Océ will negotiate with DLL in good faith and in good time appropriate arrangements to safeguard DLL’s interests. If the Parties do not reach agreement on a suitable solution for DLL within 90 days after commencement of the negotiations then the PLPA will be terminated with a notice period of three months and art. 10.2 -10.3 will apply.

12.3	Océ hereby agrees to insert a provision in the FSC, the SLA or in any separate local maintenance agreement with DLL, permitting DLL to exercise an option to replace Océ or the party to which Océ outsourced the maintenance as the maintenance-subcontractor. However, this option shall be conditional upon a material and repeated breach of the maintenance obligations, which is either unremediable or has not been remedied within 90 days of being served written notice of such breach. This 90 days “remedy period” being not applicable in the event of an insolvency/administrative proceedings of Océ.

12.4	DLLI guarantees the continued performance of DLL-Affiliates under the Accession Agreements.

DLLI and Océ NV state that they have no intention to dispose of or decrease their interests in their Affiliates being party to an Accession Agreement. Should however in the future this intention change, both Parties will negotiate in good faith and in good time appropriate arrangements in order to safeguard each other’s interests.

12.5	DLLI is part of the “Kruislingse garantieregeling” with the Rabobank Group as meant in art. 12 of the “Wet toezicht kredietwezen 1992”). If and when either Rabobank or DLLI decides to change or terminate the “Kruislingse garantieregeling” then DLLI will timely notify Océ N.V. and Parties will negotiate in good faith and in good time with a view to make alternative arrangements. In the event the Parties do not reach agreement on a suitable solution within 90 days after commencement of the negotiations then this will entitle either Party to terminate this agreement and art. 10.2-10.3 will apply.

12.6	Within 6 months after commencement of this PLPA the Parties will implement an ICT-platform which will ensure the development, implementation, maintenance and evaluation of systems, processes and related procedures in a timely manner.

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ARTICLE 13 – MISCELLANEOUS

Guarantee and indemnification’s

13.1	Océ indemnifies and will hold harmless DLL against all costs DLL might incur in respect of redundancy costs and severance payments of personnel taken over from Océ or one of its Affiliates—as a conveyance of an enterprise as meant in EU Directives 87/187, 98/50 and 2001/23, as amended from time to time or similar provisions in the acts or laws of foreign jurisdictions, as well as in the event of a transfer of shares in Océ’s subsidiaries to DLL as far as these costs refer to an employment history with Océ prior to the employment with DLL. This indemnification is only applicable during the Initial Period as referred to in article 10.1.

13.2	Océ will cause the Océ organisation in an Agreed Territory to be adequately staffed during the implementation/transition phase of the entrepreneurial activities of DLL in the territories mentioned.

13.3	DLL will cause the DLL organisation in an Agreed Territory to be adequately staffed during the orderly rundown phase of the FSC portfolio in the territories mentioned.

13.4	Océ guarantees that DLL will be duly licensed to (sub)license the use of the operating software in the Equipment to the End-Users or other third parties DLL will sell the Equipment to in circumstances as referred to in article 7.

13.5.	Without prejudice to any other right in favour of DLL which may be implied by law, Océ indemnifies DLL against all liabilities, losses, suits, damages, costs, expenses, claims, defences and demands whatsoever which may be incurred or sustained by DLL, but only made to the extent that such liabilities, losses, suits, damages, costs, expenses, claims, defences and demands have been asserted by any person whatsoever (including any subsequent purchasers of the Equipment or any third party) against DLL in either case by reason of or in any way arising out of or in connection with:

(i) Any loss, damage or injury (including death and personal injury) to any person or property whatsoever and whether occurring directly or indirectly in contract or in tort or in delict for the time being in force in connection with Océ’s product’s description, design, manufacture, construction, malperformance (and such malperformance is not for the risk of the End User), the execution of duties on behalf of DLL (such as but not limited to delivery, installation, supply, repossession, removal or disposal of or in relation to Equipment) and/or in connection with the workmanship, materials or any intellectual property rights in the Equipment and /or in connection with any delay or failure to deliver the Equipment;

(ii) Any false or misleading statement, warranty or representation made or information given by Océ or its servants or agents concerning the terms and/or conditions of the FSC’s;

(iii) Any maintenance obligations that Océ carries out in connection with an FSC or any other obligation Océ may have towards the customer or in respect of Equipment;

13.6	Unless claims as hereinafter referred to are awarded by court sentence Océ Océ not assume any liability related to claims made by third parties against DLL and/or Océ arising out of personal injury or property damages to such third parties allegedly caused by defective Equipment if such a claim is a result of:

(i) maintenance and/or service not carried out by or on behalf of Océ, or;

(ii) use of spare parts which are not recommended by Océ and which use has not taken place under by or on behalf of Océ, or;

(iii) improper usage by an End-User of the Equipment, or;

(iv) the alleged defectiveness of the Equipment being a result of any action or omissions on the part of DLL;

or the Parties hereto have established and agreed that such claims are not substantial and would not be deemed to be solidly legally founded and/or substantiated in the competent court.

13.7	In the FSC’s liability for consequential damages (amongst others but not limited to delay damage, loss of earnings or loss of profits) will be excluded. If, notwithstanding this exclusion and in the circumstances as referred to in article 13.5, liability for consequential damages is concluded on the basis of the (applicable) law or a court sentence Océ indemnifies DLL fully for this liability.

13.8	Either party becoming aware of a claim relevant for the purposes of the indemnity in Article 13.5 above, it shall forthwith give written notice thereof to the other and the party in receipt of such notice shall take such action and give such information and assistance in connection with the claim as the other party may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the claim.

13.9	Océ and DLL will not assume liability for consequential damages towards each other resulting from or in connection with this PLPA to the extent permitted by law.

ARTICLE 14 - ANNOUNCEMENTS AND CONFIDENTIALITY

Public announcement

14.1	Neither Party shall with respect to this PLPA make public announcements or issue press releases:

(i)	as to DLL without the prior consent of Océ, as to Océ Group without the prior consent of DLLI, which consent shall not be unreasonably withheld; unless an obligation pursuant to mandatory provisions of law require such announcement or release, and in that case, only after having informed and consulted with the other Parties on the wording, timing and manner of such announcement or release or;

(ii)	unless an obligation pursuant to applicable stock exchanges regulations require such announcement or release. In such case the other Party will be timely informed and to the extend necessary cooperate in full, especially, but not only, in case of any (discretionary) decision or action of DLL affecting reporting or disclosure obligations of Océ.

Confidentiality

14.2	Each of the Parties undertakes not to, at any time during or after termination of this PLPA, divulge or communicate to any company, person or entity the Know-how or any confidential information or information of an apparently confidential nature whatsoever concerning the business, affairs dealings, transactions, End-Users, suppliers or business relations of any or all of the Parties, as well as any information relating to the Rights.

Each of the Parties warrants to observe secrecy by itself, its Affiliates, its officers and its advisers with respect to all information, data, Know-how and technology (hereinafter referred to as the “Secret Information”) obtained by it from any Party and/or from their Affiliates. Neither Party shall make available nor otherwise disclose in any way, to third parties the Secret Information, or in any way use or allow the use of the Secret Information for other purposes than the execution of this PLPA, unless explicitly authorised by the other Parties in writing or under statutory obligation.

These	commitments shall cease in so far as the relevant Party can demonstrate that the relevant Secret Information:

(a)	has become part of the public domain lawfully through no causes attributable directly or indirectly to the relevant Party;

(b)	was already lawfully known to the relevant Party prior to the time Parties first entered into negotiations with regard to the PLP;

(c)	has subsequently been made available to the relevant Party by third parties entitled to do so.

14.3	Océ and its subsidiaries will not—in the Agreed Territories—co-operate with any third party but DLL and grant to DLL the right of first refusal, with respect to the offering of leases or other financial services to End-Users for Océ products (i.e. products manufactured, distributed or offered by Océ or any of its subsidiaries) except:
(i)	in cases and/or categories which may be defined as excluded from the PLP;

(ii)	if DLL rejects a proposed transaction in respect of inter alia credit assessment, of the DLL Affiliate involved;

(iii)	if no decision is taken by DLL regarding acceptance or non- acceptance of a proposed transaction within the time frame as agreed in the applicable SLA.

(iv)	during a period of orderly rundown.

During the Initial Period Océ may terminate, at its sole discretion and on a country by country basis, this exclusivity or right of first refusal for DLL, if and when DLL gives notice of an increase of the Spread (see Annex 7) to be applied in any of the Agreed Territories.

By receipt of DLL of this termination of exclusivity, DLL is entitled to give Océ 6 (six) month notice of termination with regard to the relevant Accession Agreement. Article 10.2 – 10.3 will apply.

Assignment

14.4	DLL is entitled to transfer the FSC’s and its pertaining receivables and DLLI is entitled to transfer the DLL Affiliate holding such FSC’s and the pertaining receivables except for a transfer to one or more of Océ’s competitors in the copying and printing business or to one of Océ’s lenders. In case of such a transfer to aforesaid parties prior approval of Oce is required. Such consent will not be unreasonably withheld.

Amendments and waivers

14.4	This PLPA may be amended, modified, renewed or extended only by instrument in writing signed by the Parties hereto. Any amendment by DLL of its Risk Management Policy (Annex 3) shall be made known to Océ prior to implementation.

Entire agreement

14.5	This PLPA contains the entire agreement among the Parties with respect to the matters set forth therein and to supersede any prior agreement or understanding, or written between them with respect to the subject matter of this PLPA.

Governing law

14.6	This PLPA shall be governed by and construed in accordance with the laws of the Netherlands.

Disputes

14.7	The Parties agree that any dispute, which may arise in relation the PLPA or any agreement resulting will be exclusively settled, at the request of either Party, by the competent court in ‘Amsterdam

As agreed this day ......... 2002 at Eindhoven/Venlo

De Lage Landen International B.V.		Océ. N.V.

By:	/s/ A. J. GILLHAUS	By:	/s/ JAN VAN DEN BELT
Name:	A. J. Gillhaus	Name:	Jan van den Belt
Title:	Executive Director	Title:	Chief Financial Officer

		By:	/s/ ROKUS VAN IPEREN
		Name:	Rokus van Iperen
		Title:	Chief Executive Officer

ANNEX 1: Financial Products, Programs, Equipment, Non-Equipment

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ANNEX 2 - Service Level Agreement (template)

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ANNEX 3 - Risk Management Policy

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ANNEX 4 - Accession Agreement

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ANNEX 5 - Operational Guarantees

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ANNEX 6 - Management information Océ

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ANNEX 7 - Pricing Grid

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ANNEX 8 - Protocol migration existing portfolio

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ANNEX 9 - Payment structure

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